EXHIBIT 10.2

RETIREMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Retirement Agreement and Mutual General Release (the "Agreement") dated as of May 31, 2016, is entered into by and between BENJAMIN S. LEVIN ("Executive") and CYTRX CORPORATION, a Delaware corporation (the "Company"). Throughout this Agreement, Executive and the Company may be referred to collectively as the "parties."

Recitals

A. Executive has been employed by the Company. Executive's last day of employment by the Company will be May 31, 2016 (the "Termination Date").

B. Executive and the Company wish to enter into an Agreement to clarify and resolve any outstanding issues that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. In consideration of the Company's agreement to pay him the consideration (including a retirement payment as set forth herein), the Company has asked Executive to waive any and all rights he may have in potential claims against the Company, except for those rights provided in this Agreement and Executive's continuing right to enforce the terms and provisions of this Agreement against the Company. The Company has advised Executive of Executive's right to consult an attorney at his own expense prior to signing this Agreement and has provided Executive with twenty-one (21) calendar days in which to consider this Agreement and seek legal assistance. Executive has either consulted an attorney of Executive's choice or voluntarily elected not to consult legal counsel, and understands that except for his rights preserved and provided for above and elsewhere in this Agreement, Executive is waiving all potential claims against the Company and its agents.

D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly enter this Agreement for the sole purpose of clarifying and resolving any potential issues between them.

E. The Effective Date of this Agreement is defined in paragraph 13(d) hereof.  Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.
Agreements

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. Employment Ending Date.  Executive's employment with the Company will terminate effective on the Termination Date. Except as may occur pursuant to paragraph 14 of this Agreement, Executive will have no further employment duties or responsibilities to the Company after the Termination Date.

2. Retirement Consideration.  In exchange for the promises contained in this Agreement, and so long as Executive does not revoke this Agreement as provided in paragraph 13(d), the Company shall:

(a) pay to Executive the sum of Two Hundred Thirty Thousand Dollars ($230,000), less applicable tax withholdings (including federal and California withholdings) and deductions required by law (the "Retirement Payment"). The Retirement Payment will be paid as a lump sum through the Company's payroll after the Effective Date, but not later than ten (10) days after the Effective Date.

(b) maintain Executive at the Company's expense on the Company's health insurance plan at the same level of benefits he currently has until November 30, 2016,  after which time he shall have the right to elect insurance continuation coverage through Cal-COBRA, at his own expense. If Executive does not accept this Agreement, his Company-provided medical insurance benefits will terminate effective May 31, 2016, and he will be offered the right to elect Cal-COBRA at that time, at his own expense.

3. Valid Consideration.  The parties acknowledge and agree that Executive's right to be paid the Retirement Payment, and to be provided medical insurance beyond May 31, 2016, as identified in paragraph 2, is expressly conditioned on Executive signing this Agreement, and not thereafter revoking this Agreement. The parties further acknowledge and agree that the mutual promises and covenants contained herein constitute good, valid and sufficient consideration for this Agreement.

4. Return of Company Property.  Executive covenants, represents and warrants to the Company that within seventy-two (72) hours of the Termination Date, he will return to Company any and all materials and property of the Company of any type whatsoever (including, without limitation, any computer equipment, correspondence, tangible proprietary information or intellectual property, documents, records, notes, contracts, and other confidential or proprietary materials) that are in Executive's possession or control; provided, however, that Executive may retain all electronic devices that he has been using (including laptop computer, iPad and iPhone, that were previously paid for by the Company), but after the Effective Date, any charges for service or data storage or access will be the sole responsibility of Executive, and the Company will first remove any confidential or proprietary information from such electronic devices and Executive shall not delete or transfer any information from those devices until the Company's removal process has been completed. Executive further represents and warrants that he has returned or will return to the Company all office keys, identification badges, and access cards.

    5. Non-Disclosure of Company Confidential Information and Reaffirmation of Confidentiality Agreement.  Executive acknowledges that during the term of his employment with the Company, Executive executed an agreement entitled "Confidential Information and Invention Assignment Agreement," in the form attached hereto as Exhibit A. Executive hereto agrees that no later than the Termination Date, he will sign and deliver to the Company the "Termination Certification" attached as Exhibit B.

6. Confidentiality of Retirement Agreement; Non-Disparagement.

(a) Executive is a named executive of the Company, and therefore pursuant to SEC rules for publicly traded companies, his departure from the Company and a brief description of the general terms of this Agreement, including the amount of the Retirement Payment, will be disclosed on Form 8-K. However, Executive agrees that he will keep all other terms of this Agreement completely confidential, and that he will not disclose any information concerning the negotiation of this Agreement or its terms other than those publicly disclosed, to anyone other than Executive's immediate family, and his legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, or in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law.

(b) Executive shall refrain from disparaging Company, its principals, officers, directors, independent contractors, and Executives.

(c) The Company will respond to requests for information from prospective employers by stating only Executive's dates of employment and position held, and if further information is requested, stating that it is corporate policy to not disclose any other information about former employees.

7. Stock Options.  Executive previously entered into a series of Stock Option Agreements, the most recent of which is attached hereto as Exhibit C. The parties agree that the terms of each of the existing Stock Option Agreements will remain in full force and effect subsequent to the Termination Date, subject to the following:

(a) all unvested options (per the schedule attached as Exhibit D) will continue to vest according to the usual vesting period (equal installments, over 36 months) and each of the grants will expire at the end of their respective terms.

(b) during the period from June 1, 2016 through June 30, 2016, Executive will be entitled to exercise his vested options and then sell the shares at his discretion, provided that during such period Executive will not sell, or place orders to sell, more than 25,000 shares per day, and Executive consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of shares in excess of 25,000 shares per day. After June 30, 2016, Executive's right to exercise his vested options, and to sell shares, shall be as determined under the terms of the Stock Option Agreements and applicable law; however, Executive may continue to exercise his vested options up to the end of their respective terms without regard to any time limitations in Section 6(a)(viii) or (x) of the CytRx Corporation Amended and Restated 2008 Stock Incentive Plan, in existence at the time of this Agreement.

(c) should the Company decide to discontinue drug development and enter into a different business, acquire a different business, or be acquired by a company whose business is not drug development, Executive will then have ninety (90) days from the date that he is notified in writing of such event to exercise any vested options he may still have, including any options that become vested during such ninety (90) day period pursuant to Section 7(a). Any options that have not been exercised by the last day of such ninety (90) day period, including any options that have not yet vested pursuant to Section 7(a), shall be forfeited on the last day of the ninety (90) day period.

8. Executive's General Release of Claims. Upon receipt of the Retirement Payment, referenced in Paragraph 2 above, and except as set forth in paragraph 9 of this Agreement, Executive expressly waives any and all claims against the Company and releases it, including, without limitation, each of its members, partners, officers, directors, stockholders, managers, Executives, consultants, agents, attorneys, parent and subsidiary corporations, and representatives (the "Company Releasees"), from any and all claims, demands, lawsuits, causes of action, obligations, and liabilities of whatever kind, which he may have or thinks he may have against the Company Releasees or any of them based upon events or facts arising at any time on or before the date of execution of this Agreement, including but not limited to, claims that relate to Executive's employment and/or the separation of his employment with the Company. Executive agrees this general release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and Executive benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual orientation, union activity, veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Company's right to terminate, not to hire or promote employees, or on the Company's ability to change an employee's compensation or other terms and conditions of employment; and claims based on any federal, state or local law, including, without limitation:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Executive Retirement Income Security Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by him in this Agreement are those arising under the Age Discrimination in Employment Act ("ADEA"), as amended, and in that regard Executive specifically acknowledges that he has read and understands the provisions of paragraph 13 below before signing this Agreement

9. Exclusions From General Release/Additional Executive Protections.  Excluded from the General Release given by Executive above are: (i) rights and claims which cannot be waived by law, including claims for workers' compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims arising after the effective date of this Agreement; (iii) claims for breach of this Agreement; (iv) rights and claims under the Company's long-term disability policy; (v) rights and claims under the Indemnification Agreement between Executive and the Company; (vi) rights and claims under the Company's director and officer insurance policies, including existing and any future policies covering time periods within the limitations period(s) for which Executive may be subject to claims; and (vii) rights and claims under the Company's bylaws and Articles of Incorporation, including but not limited to provisions related to indemnification of officers.  Neither the General Release above nor anything else in this Agreement limits Executive's rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), provide information to an administrative agency, or participate in an agency investigation. The Exclusions and Protections contained in this paragraph 9 override any language to the contrary in any other part of this Agreement.
10. Company's General Release of Claims/Exclusions. Upon occurrence of the Effective Date, and except as set forth in this paragraph, the Company expressly waives any and all claims against the Executive and releases him, including, without limitation, his, agents, attorneys, and representatives (the "Executive Releasees"), from any and all claims, demands, lawsuits, causes of action, obligations, and liabilities of whatever kind, which it may have or thinks it may have against the Executive Releasees or any of them based upon events or facts arising at any time on or before the date of execution of this Agreement, including but not limited to, claims that relate to Executive's employment and/or the separation of his employment with the Company. Excluded from this General Release given by the Company are any and all claims that the Company may have against Executive arising from (a) any of the public Contingencies reported in the Company's most recent Form 10-Q filing, and (b) any inquiries or investigations by any governmental agencies. Notwithstanding anything to the contrary in this Agreement, the exclusion set forth in the preceding sentence shall not exclude from the release set forth in this Section 10 any claims to the extent arising from facts or information that the Company knows as of the Effective Date. Subject to Section 14(b), Executive agrees to cooperate fully in the defense of any such action as Company may reasonably require, and to make himself available to provide information, declarations or other statements under oath, and to prepare for and attend depositions or other proceedings where his sworn testimony may be requested or required. Company shall be entitled to select counsel in the defense of such claims in its reasonable discretion, but Executive is entitled to retain separate counsel in the event Executive reasonably believes that there is a conflict between the Executive's interests and those of the Company.
 11. Release of Unknown Claims.  It is the intention of the parties that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Each party recognizes that he or it may have some claim, demand, or cause of action against the other of which he or it is totally unaware and unsuspecting which he or it is giving up by execution of the General Release. It is the intention of each party in executing this Agreement that it will deprive him or it of each such claim, demand or cause of action and prevent him or it from asserting it against the other. In furtherance of this intention, the parties each expressly waive any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or his/her settlement with the debtor."

12. Indemnification by the Company.  Company shall defend, indemnify and hold harmless Executive from and against any and all damages, costs, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred based on any claim that arises or results from any acts or decisions made in good faith by Executive while performing any of his job duties while an Executive of Company, to the extent permitted by law.

13. Right of Revocation.  In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Executive does hereby acknowledge and agree as follows:

(a) That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;
(b) That this Agreement specifically applies to any rights or claims Executive may have against the Company under the federal Age Discrimination in Employment Act of 1967, as amended;
(c) That the consideration provided for in this Agreement is in addition to that to which Executive is already entitled;
(d) That this Agreement shall be revocable by Executive for a seven (7)-day period following execution of this Agreement by Executive. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the seven (7)-day revocation period ("Effective Date"); and
(e) That Executive, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of his right to and has been given a chance to consult with and review this Agreement with an attorney of his choice prior to signing this Agreement, and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement. In the event that Executive chooses to waive this twenty-one (21) day period, he acknowledges that he was given a reasonable period of time within which to consider this Agreement and that his waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at Company or the Company Releasees.

14. Potential Continued Services.

        (a) Executive agrees that, upon reasonable notice if requested by the Company, he will make himself available at reasonable times, at no cost to the Company, to assist with an orderly transition to a new General Counsel. The Company acknowledges that Executive may not reside in Los Angeles at the time of such requested assistance, and thus any assistance may be by telephone at times reasonably convenient for Executive.  Should the Company require that Executive travel to provide such assistance, any such travel shall be at the sole expense of Company. If such travel includes travel by commercial airlines, Executive is limited to coach or business class consistent with Company's Travel Policy, and at times reasonably convenient to Executive.
(b) If Executive is required to provide testimony or otherwise participate in the defense or prosecution of any legal or governmental proceeding involving the Company or Executive's service as an officer thereof, the Company shall compensate Executive for all time spent related to such effort, and if any travel is reasonably required, such travel shall be at the sole expense of Company consistent with CytRx's Travel Policy as stated in 14(a).
(c) In addition, if requested by the Company and if Executive is willing, the parties agree that they will negotiate in good faith concerning provision of consulting services to the Company by Executive, on mutually agreeable terms to be determined.
15. No On-the-Job Injury.  Executive represents and warrants that he has not experienced a job-related illness or injury during his employment with the Company for which he has not already filed a claim, and that he has disclosed to the Company any pending or previously filed claim relating to an on-the-job injury or illness.
16. Counterparts.  This Agreement may be executed in counterparts, which taken together form one legal instrument. Multiple signature pages and signatures delivered via scanned-in PDF copy or facsimile will all constitute originals and together will constitute one and the same instrument.
17. Binding Agreement.  This Agreement shall be binding upon each party and its and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company Releasees, the Executive Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.
18. Severability.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
19. Entire Agreement/Survival.  Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to him to induce him to sign this Agreement, and that he only has relied on promises expressly stated herein. Except for these specific documents: (i) "Confidential Information and Invention Assignment Agreement" and related "Termination Certification;" (ii) Stock Option Agreements; and (iii) Indemnification Agreement dated December 9, 2013 between Executive and Company; this Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive's employment with Company and the termination of the employment relationship. The provisions of this Agreement shall survive the Termination Date and the termination of Executive's employment.

20. Governing Law.  This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
21. Attorneys' Fees. The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.
22. Tax Indemnification.  It is understood between the parties that Executive and his counsel, if any, have not relied upon any representation, express or implied, made by Company or any of its representatives as to the tax consequences of this Agreement and that Executive and his counsel release the Company Releasees from any and all liability in connection with any such tax consequences. Company's payments to Executive described above in paragraph 2 represent a compromise of any and all of Executive's known or unknown claims against the Company Releasees. Executive agrees that any liability for state or federal income tax payments or penalties arising from said payments shall be Executive's sole responsibility. Executive agrees to indemnify and to hold harmless the Company Releasees from any and all actions, claims or demands brought by any tax or other authority based upon Executive's tax obligations arising from payments to be made pursuant to this Agreement, and Executive agrees specifically to reimburse Company for any taxes, interest and penalties paid by Company and for the costs, legal fees, and any other expenses incurred by Company as a result of any such actions, claims or demands.
23. Section 409A.  The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder ("Section 409A"). Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, the phrase "Termination Date" means the date in which Executive's "separation from service," as defined in Treasury Regulation section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made and benefits provided under this Agreement is hereby designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).  Notwithstanding the foregoing, Executive, after consultation with his own tax advisors, has concluded that none of the amounts to be paid to him pursuant to Section 2 are required to be deferred until six months after his separation from service in order to satisfy the requirements of Section 409A, and Executive shall be solely responsible for any penalties imposed on him by Section 409A (or Section 17508.2 of the California Revenue and Taxation Code) if it is subsequently determined that any such amount should have been so deferred.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
The parties have executed this Agreement, consisting of eight (8) pages, including this page, as of the dates indicated below.

Dated:  May 31, 2016
CYTRX CORPORATION,
 a Delaware corporation

By:
        /s/ STEVEN A. KRIEGSMAN
 Its:   Chief Executive Officer

Dated:  May 31, 2016

       /s/ BENJAMIN S. LEVIN
                            BENJAMIN S. LEVIN

Exhibit A

Confidential Information and Invention Assignment Agreement

CYTRX CORPORATION
CONFIDENTIAL INFORMATION AND
 INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by CytRx Corporation, a Delaware corporation ("CytRx"), or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1. Employment or Consulting Relationship.  I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law.  Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the "Relationship."
2. Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.
3. At-Will Relationship.  I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.
4. Confidential Information.
(a) Company Information.  I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that "Confidential Information" includes, but is not limited to, information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.
 (c) Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.
5. Inventions.
(a) Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as "Prior Inventions"), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions.  I agree that I will promptly make full written disclosure to CytRx, will hold in trust for the sole right and benefit of CytRx, and hereby assign to CytRx, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as "Inventions"), except as provided in Section 5(e) below.  I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.
(c) Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.  I agree to return all such records (including any copies thereof) to CytRx at the time of termination of my Relationship with the Company as provided for in Section 6.
(d) Patent and Copyright Rights.  I agree to assist CytRx, or its designee, at its expense, in every proper way to secure CytRx's, or its designee's, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to CytRx or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which CytRx or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to CytRx or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If CytRx or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to CytRx or its designee as above, then I hereby irrevocably designate and appoint CytRx and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to CytRx or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to CytRx or such designee.

(e) Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to CytRx do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.
6. Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.
7. Notification to Other Parties.
(a) Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
(b) Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.
8. Solicitation of Employees, Consultants and Other Parties.  I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.  Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.
9. Representations and Covenants.
(a) Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.
(b) Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.
(c) Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.
(a) Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(b) Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c) Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d) Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.
(e) Survival.  The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f) Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other right and remedies that the Company may have for a breach of this Agreement.
(g) ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY: EMPLOYEE:

CYTRX CORPORATION Benjamin Levin, an Individual:

By:  /s/ STEVEN A. KRIEGSMAN                        /s/ BENJAMIN S. LEVIN
Name: Steven A. Kriegsman                   Signature
Title:                                Chairman & CEO

Date: May 31, 2016 Date:  May 31, 2016

Address:                         11726 San Vicente BlAddress:                                                        Address: [residential address - intentionally omitted]
                    Suite 650
                    Los Angeles, CA 90049

ATTACHMENT A
LIST OF PRIOR INVENTIONS
 AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

X    No inventions or improvements or works of authorship
___ Additional Sheets Attached
Signature of Employee: /s/ BENJAMIN S. LEVIN
Print Name of Employee: Benjamin Levin
Date: May 31, 2016

ATTACHMENT B
Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)  Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
(2)  Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to CytRx Corporation, a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the "Company").
I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of employees or consultants of the Company, either for myself or for any other person or entity.  Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date: May 31, 2016           /s/ BENJAMIN S. LEVIN
(Employee's Signature)

Benjamin Levin
(Type/Print Employee's Name)